Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

ONDAS INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value	(1)	Other	4,054,934	$8.30	$33,655,952.20	0.0001381	$4,647.89

Total Offering Amounts:						$33,655,952.20		4,647.89
Total Fee Offsets:								0.00
Net Fee Due:								$4,647.89

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Offering Note(s)

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock, par value $0.0001 per share (“Common Stock”), of Ondas Inc. pursuant to Ondas Inc.’s restricted stock unit inducement awards and option awards to 26 new employees. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable in respect of such securities by reason of any stock dividend, stock split, recapitalization or other similar transaction.

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share, maximum aggregate offering price and registration fee are based on a price of $8.30 per share of Common Stock, which price is an average of the high and low sales prices of the Common Stock as reported on the Nasdaq Stock Market on March 30, 2026.